Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-17007) pertaining to the Farm Bureau 401(k) Savings Plan of our report dated June 24, 2011, with respect to the financial statements and supplemental schedule of the Farm Bureau 401(k) Savings Plan included in this Annual Report (Form 11-K/A) for the year ended December 31, 2010.

/s/ Ernst & Young LLP
Des Moines, Iowa
August 23, 2012